EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: Drinks Americas Holdings, Ltd.

We consent to the reference to our firm in this Registration Statement on Form S-8 filed with the Securities and Exchange Commission (“the SEC”) on November 5, 2009 to offer Drinks Americas 2009 Incentive Stock Plan and to the incorporation by reference therein of our report dated August 13, 2009 with respect to the consolidated financial statements of Drinks Americas Holdings, Ltd, and Affiliates included in its Annual Report, Form 10-K, for the year ended April 30, 2009 filed with the SEC on April 13, 2009.

/s/ Bernstein & Pinchuk LLP

New York, New York
November 5, 2009